Exhibit 99
TITAN INTERNATIONAL, INC. ANNOUNCES CFO APPOINTMENT

QUINCY, Ill--Titan International, Inc. (NYSE: TWI)
December 6, 2016

Contact: Todd Shoot, IR contact
todd.shoot@titan-intl.com; 217-221-4416

QUINCY, Ill.- The Board of Directors (the “Board”) of Titan International, Inc. (the “Company” or “Titan”) announced that it has approved the transition of Mr. James M. Froisland from his current position as Interim Chief Financial Officer to Chief Financial Officer, effective December 5, 2016. Mr. Froisland was appointed as Interim Chief Financial Officer in May 2016.

Mr. Froisland has had extensive experience as a Chief Financial Officer, Chief Information Officer, Chief Operating Officer, Corporate Secretary, Consultant, and Board Member for domestic and international public and private equity owned companies, including Westell Technologies, Inc., InfuSystems Holdings, Inc., Material Sciences Corporation, and Burns International Services Corporation. He also held financial leadership positions at Anixter International, Inc., Budget Rent a Car Corporation, Allsteel, Inc., and The Pillsbury Company. He began his career at KPMG LLP and is a Certified Public Accountant. He holds a Masters of Business Administration in Management Information Systems from the University of Minnesota’s Carlson School of Management and a Bachelor of Arts from Luther College in Math and Accounting. He is married with three children and enjoys golfing, fly fishing and riding his Harley.

Maurice Taylor, Titan Chairman and CEO stated, “The Company engaged a top search firm to find an ideal CFO candidate. There were some outstanding candidates, but in the end, Jim proved to the Board and Titan staff that his background, knowledge and management style are an excellent fit for Titan. He is enthusiastic about Titan and how we are positioning this company for the future. Jim grew up on a farm in Iowa, so he brings firsthand knowledge and a passion for Titan’s largest segment.”

Company description: Titan International, Inc. (NYSE: TWI), a holding company, owns subsidiaries that supply wheels, tires, assemblies and undercarriage products for off-highway equipment used in agricultural, earthmoving/construction and consumer applications. For more information, visit www.titan-intl.com.